Exhibit 99

www.Frontier.com

Frontier Communications Board Sets Reverse Stock Split Ratio and Effective Date

NORWALK, Conn., May 12, 2017 – Frontier Communications Corporation (NASDAQ: FTR) announced today that, following stockholder approval of the reverse stock split proposal at Frontier’s May 10, 2017 Annual Meeting, Frontier’s Board of Directors has determined to effect the reverse stock split of the issued shares of common stock at a ratio of one share for fifteen shares. The reverse stock split will be effective as of the beginning of trading on Monday, July 10, 2017. In addition, and at the same time, the total number of shares of common stock that Frontier is authorized to issue will change from 1,750,000,000 shares to 175,000,000 shares.

Stockholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares. Holders of share certificates will receive instructions from Frontier’s transfer agent, Computershare Investor Services, regarding the process for exchanging their shares. Computershare Investor Services can be reached at (877) 770-0496 or http://www-us.computershare.com/investor/contact.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business Edge™ offers communications solutions to small, medium, and enterprise businesses. More information about Frontier is available at www.frontier.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corp. Comm.
(203) 614-5044	(203) 614-5042
luke.szymczak@ftr.com	brigid.smith@ftr.com

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